SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to (§)240.14a-12

COST PLUS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement)

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COST PLUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 22, 2006

To our Shareholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Cost Plus, Inc. (the “Company”), a California corporation, will be held on June 22, 2006 at 2:00 p.m., Pacific time, at the Company’s corporate headquarters located at 200 4th Street, Oakland, California 94607, for the following purposes:

(1)	To elect six directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected.

(2)	To approve an amendment to the Company’s 2004 Stock Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares.

(3)	To approve an amendment to the Company’s 1996 Director Option Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares.

(4)	To ratify and approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2007.

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only shareholders of record at the close of business on April 27, 2006 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder of record attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Barry J. Feld

Chief Executive Officer and President

Oakland, California

May 17, 2006

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.

DIRECTIONS TO COST PLUS, INC.’S

CORPORATE HEADQUARTERS

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

(510) 893-7300

Directions from San Francisco

Take the Bay Bridge to Interstate 580 East, to Interstate 980 (Downtown Oakland), which turns into Interstate 880, to Jackson Street. Exit Jackson Street and take a right onto Jackson Street and a left on 4th Street. The corporate headquarters are located at the corner of Jackson and 4th Streets.

Directions from Oakland Airport (and from the south)

Take Interstate 880 North to Oak Street Exit. Exit Oak Street and go straight ahead for two blocks and turn left on Jackson Street. Go two blocks and turn left on 4th Street. The corporate headquarters are located on the corner of Jackson and 4th Streets.

COST PLUS, INC.

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at the 2006 Annual Meeting of Shareholders to be held June 22, 2006 at 2:00 p.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. Our Annual Meeting will be held at our corporate headquarters located at 200 4th Street, Oakland, California 94607. Our telephone number at that location is (510) 893-7300.

These proxy solicitation materials were mailed on or about May 17, 2005 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Only shareholders of record at the close of business on April 27, 2006 are entitled to notice of and to vote at the Annual Meeting. As of April 27, 2006, 22,065,038 shares of our common stock were issued and outstanding.

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

Methods of Voting

Voting by Proxy—By signing and returning the proxy card according to the enclosed instructions, you are enabling our Chief Executive Officer and President, Barry J. Feld, and our Executive Vice President and Chief Financial Officer, Thomas D. Willardson, who are named on the proxy card as “proxies or attorneys-in-fact,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the nominees for director identified in Proposal One;

•	FOR the amendment to the 2004 Stock Plan;

•	FOR the amendment to the 1996 Director Option Plan; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2007.

Voting in Person at the Meeting—If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting you will need to bring a legal proxy from your broker or other nominee authorizing you to vote these shares.

If you hold shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided to you.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you must:

•	sign and return another proxy bearing a later date before the beginning of the Annual Meeting;

•	provide written notice of the revocation to:

Inspector of Elections

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and request that your proxy be revoked (attendance at the meeting will not by itself revoke a previously granted proxy).

Solicitation of Votes

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid to such persons for such services. In addition, we have retained Georgeson Shareholder to assist in the solicitation of proxies at an estimated fee of $7,000, plus reimbursement of reasonable out-of-pocket expenses.

Quorum Requirements, Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock, whether in person or by proxy, issued and outstanding on the record date.

Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A “broker non-vote” occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

A properly executed proxy marked “Abstain” with respect to any such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold common stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.” Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters.

Votes Required for Each Proposal

The vote required for the proposals to be considered at the Annual Meeting is as follows:

Proposal One—Election of Directors. The six (6) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

Proposal Two—Amendment to 2004 Stock Plan. The amendment to the Cost Plus, Inc. 2004 Stock Plan to increase the number of shares reserved thereunder by 1,000,000 shares will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

Proposal Three—Amendment to 1996 Director Option Plan. The amendment to the Cost Plus, Inc. 1996 Director Option Plan to increase the number of shares reserved thereunder by 200,000 shares will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

Proposal Four—Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2007 will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

You may vote either “for” or “withhold” your vote for the director nominees. You may vote “for,” “against,” or “abstain” from voting on the proposals to amend the 2004 Stock Plan, to amend the 1996 Director Option Plan or to ratify Deloitte & Touche LLP as our independent registered public accounting firm.

Shareholder Proposals—2007 Annual Meeting

As a shareholder, you may be entitled to present proposals, including nominating directors to serve on our Board of Directors, for action at a forthcoming shareholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, proposals that shareholders intend to present at our 2007 Annual Meeting of Shareholders and desire to have included in our proxy materials relating to such meeting must be received by us no later than January 17, 2007, which is 120 calendar days prior to the anniversary of this year’s proxy statement mailing date, and must be in compliance with applicable laws and regulations (including the regulations of the Securities and Exchange Commission under Rule 14a-8). If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of a proposal in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals should be addressed to:

Corporate Secretary

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

Shareholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, the Company is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address, unless we have received contrary instructions from an affected shareholder. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver, promptly upon written or oral request, a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call us at the address above, telephone number (510) 893-7300. Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact us at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

Other Matters

We know of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote the shares they represent as the Board of Directors may recommend.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board of Directors held 10 meetings during the fiscal year ended January 28, 2006. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she serves in the fiscal year ended January 28, 2006. Our directors are expected, absent exceptional circumstances, to attend all Board meetings and meetings of committees on which they serve, and are also expected to attend our Annual Meeting of Shareholders. Last year all directors attended the 2005 Annual Meeting of Shareholders.

Our Board of Directors has summarized its corporate governance practices in the Corporate Governance Guidelines for Cost Plus, Inc., a copy of which is available on the Corporate Governance page of the Investor Information section of our website at http://www.worldmarket.com and is available in print upon request by any shareholder. Our Board of Directors currently has four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Real Estate Committee. Other than the Real Estate Committee, each committee has a written charter approved by the Board of Directors outlining the principal responsibilities of the committee. These charters are also available on the Corporate Governance page of the Investor Information section of our website.

Audit Committee

The purpose of our Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements and to assist the Board of Directors in the oversight and monitoring of (i) the integrity of our financial statements, (ii) the Company’s accounting policies and procedures, (iii) our compliance with legal and regulatory requirements, (iv) our independent registered public accounting firm’s qualifications and independence, (v) our disclosure controls and procedures, and (vi) the performance of our internal audit function and our independent registered public accounting firm. In addition, the Audit Committee’s duties and responsibilities include reviewing and pre-approving any audit and non-audit services to be provided by our independent registered public accounting firm, reviewing, approving and monitoring our Code of Ethics for Principal Executive and Senior Financial Officers and establishing procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. The report of the Audit Committee for the fiscal year ended January 28, 2006 is included in this proxy statement.

During the fiscal year ended January 28, 2006, the Audit Committee of the Board of Directors consisted of directors Coulombe, Robbins and Willardson and held seven meetings. In February 2006, Mr. Willardson resigned his positions as member of our Board of Directors and as Chair and member of the Audit Committee when he commenced employment with the Company. The Board of Directors appointed Mr. Roberts to serve as Mr. Willardson’s replacement on the Audit Committee, and Mr. Coulombe was appointed Chairman of the Committee. Directors Coulombe, Robbins and Roberts are not employees of Cost Plus, Inc. and are independent within the meaning of the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market (the “Nasdaq Rules”). During the fiscal year ended January 28, 2006, Mr. Willardson was also independent within the meaning of the rules of the Securities and Exchange Commission and the Nasdaq Rules. Mr. Willardson had been designated an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Board of Directors anticipates that when Christopher Dodds joins the Board, he will become a member of the Audit Committee and will be designated an “audit committee financial expert.” See “Proposal One—Election of Directors.”

Compensation Committee

The purpose of our Compensation Committee is to discharge the Board’s responsibilities for approving and evaluating officer compensation plans, policies and programs, to review and make recommendations regarding compensation for our employees and directors, and to administer our equity compensation plans. The report of the Compensation Committee for the fiscal year ended January 28, 2006 is included in this proxy statement. The Compensation Committee of the Board of Directors currently consists of directors Robbins and Roberts, and held six meetings during the fiscal year ended January 28, 2006. Mr. Feld served on the Compensation Committee until October 2005 when he became the Company’s Chief Executive Officer and President. Mr. Roberts serves as the Chair of the Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the Nasdaq Rules.

Nominating Committee

The purpose of our Nominating Committee is to assist the Board of Directors in identifying prospective director nominees and recommending director nominees for election to the Board of Directors and for committees. In addition, Mr. Gurr, the chairman of the Nominating Committee, led the search in 2005 for a new Chief Executive Officer. The Nominating Committee currently consists of directors Gurr and Robbins and held one meeting during the last fiscal year. Mr. Feld served on the Nominating Committee until October 2005 when he resigned from the Nominating Committee to serve as the Company’s Chief Executive Officer and President. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Rules.

Real Estate Committee

The purpose of our Real Estate Committee is to assist the Board of Directors in reviewing, evaluating and approving or disapproving proposals by management for the opening, closing and moving of retail stores. The Real Estate Committee currently consists of directors Coulombe and Gurr and held four meetings during the last fiscal year. Mr. Feld served on the Real Estate Committee until October 2005 when he resigned from the Real Estate Committee to serve as the Company’s Chief Executive Officer and President. Mr. Coulombe serves as the Chair of the Real Estate Committee.

Director Independence

Consistent with the Nasdaq Rules regarding director independence, our Board of Directors has reviewed the independence of our directors and considered whether any director had any relationship with Cost Plus, Inc. or management that would compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors has affirmatively determined that directors Coulombe, Gurr, Roberts and Robbins are independent within the meaning of the Nasdaq Rules. Additionally, Mr. Dodds has had no prior connection with the Company and is independent within the meaning of the Nasdaq Rules. Our independent directors met separately on three occasions during the fiscal year ended January 28, 2006.

Shareholder Communications to Directors

Shareholders may communicate directly with our directors by sending a letter addressed to:

Fredric M. Roberts

Chairman of the Board of Directors

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

email: Fred.Roberts@cpwm.com

Mr. Roberts will ensure that a summary of all received letters is provided to the Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, Mr. Roberts may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an individual director, management or independent advisors, as Mr. Roberts considers appropriate. Mr. Roberts may decide, in the exercise of his judgment, whether a response to any shareholder communication is necessary.

Policy for Director Recommendations and Nominations

The Nominating Committee considers candidates for Board membership suggested by Board members, management and our shareholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from any shareholder holding, as of the date the recommendation is submitted, not less than one percent (1%) of the then outstanding shares of our common stock continuously for at least 12 months prior to such date. The Nominating Committee will consider a director candidate recommended by our shareholders in the same manner as a nominee recommended by a Board member, management or other sources. In addition, a shareholder may nominate a person directly for election to the Board of Directors at an Annual Meeting of Shareholders provided the shareholder meets the requirements set forth in our Bylaws.

Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating Committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	the highest personal and professional ethics and integrity,

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment,

•	skills that are complementary to those of the existing Board,

•	the ability to assist and support management and make significant contributions to our success, and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing its evaluation, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board of Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

Code of Business Conduct and Code of Ethics for Officers

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is intended to ensure that our employees act in accordance with the highest ethical standards based on respect for the dignity of each individual and a commitment to honesty and fairness. In addition, we have in place a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer and our Chief Financial Officer, who also serves as our principal financial and accounting officer. This code is intended to deter wrongdoing and promote ethical conduct among our executives and to ensure all of our public disclosure is full, fair and accurate. The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Information section of our website at http://www.worldmarket.com, and the Code of Ethics for Principal Executive and Senior Financial Officers has been incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

Director Compensation

Cash Compensation

In fiscal year 2005, each of our non-employee directors was compensated at the rate of $30,000 per annum for service on the Board of Directors and its committees, except for the Chairman, who received $75,000 per annum in lieu of the standard $30,000 per annum board retainer for his services in such capacity. In addition, each non-employee director received a fee of $3,000 for each Board meeting attended in person, $1,500 for each committee meeting attended (in person or by telephone) and $1,500 for each telephonic Board meeting. Directors were reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. The Chairmen of the Audit, Compensation and Real Estate Committees received additional annual compensation of $7,500 for their services in such capacities. Mr. Gurr, the Chairman of the Nominating Committee, received additional compensation of $5,000 per month, for a total of $60,000, for the services provided in leading the Company’s search for a new Chief Executive Officer.

1996 Director Option Plan

Our 1996 Director Option Plan (the “Director Plan”) was adopted by the Board of Directors and approved by our shareholders in March 1996. In April 2005, the Board of Directors adopted, and in July 2005 the shareholders approved, an extension to the Director Plan by 10 years to March 31, 2016. Under the Director Plan, each director is granted stock options at the sole discretion of our Board of Directors.

On April 1, 2005, directors Coulombe, Feld, Gurr, Robbins, Roberts and Willardson each received grants under the Director Plan of options to purchase 12,000 shares of our common stock at an exercise price of $26.88. These option grants are subject to annual vesting in equal installments over a four-year period and will be fully vested in April 2009.

On February 14, 2006, directors Coulombe, Gurr, Robbins and Roberts each received grants under the Director Plan of options to purchase 10,000 shares of our common stock at an exercise price of $19.17. These option grants are subject to annual vesting in equal installments over a four-year period and will be fully vested in February 2010.

If Mr. Dodds is elected to the Board of Directors, we anticipate that he will be granted an option under the Director Plan.

Please see Proposal Three for additional information about the Director Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of five directors, and there is one vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently directors. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Our management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person’s successor has been elected and qualified. Nominations of persons for election to our Board of Directors may be made by any shareholder of our company entitled to vote in the election of directors at the Annual Meeting who complies with the notice procedures set forth in our Bylaws.

Required Vote

The six nominees receiving the highest number of affirmative votes of the holders of the shares of our common stock represented in person or by proxy and entitled to vote on the proposal shall be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

The names of the nominees, their ages as of the date of this proxy statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Joseph H. Coulombe	75	Independent management consultant	1995
Christopher V. Dodds	46	Chief Financial Officer and Executive Vice President of Finance of The Charles Schwab Corporation	—
Barry J. Feld	49	Chief Executive Officer and President	2001
Danny W. Gurr	48	Independent management consultant	1995
Kim D. Robbins	60	Independent management consultant	1999
Fredric M. Roberts	63	Retired investment banker	1999

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any director and executive officer of the Company.

Mr. Coulombe has been engaged in independent management consulting since April 1995. Previously, he was employed in an executive capacity by several retailing and grocery businesses, and as an independent business consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. From November 1992 to February 1994, Mr. Coulombe was an independent business consultant. From March 1992 to October 1992, Mr. Coulombe served as Executive Vice President of Pacific Enterprises, with principal responsibility for Thrifty Corporation, an operator of drug and sporting goods chain stores and also served as Co-Chairman of Thrifty Corporation. From June 1989 through March 1992, Mr. Coulombe served as an independent business consultant. Mr. Coulombe is the founder of Trader Joe’s, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989. Mr. Coulombe currently serves as a director of True Religion Apparel, Inc., a manufacturer of high-end, contemporary, designer women’s and men’s jeans.

Mr. Dodds has served as Chief Financial Officer since July 1999, and as Executive Vice President of Finance since December 1998, of The Charles Schwab Corporation, a large financial services company. He also served as Corporate Controller of that company from November 1997 to March 1999 and as Treasurer from 1993 to 1997. He joined The Charles Schwab Corporation in 1986 and held a variety of financial positions in treasury, financial planning and analysis and corporate development. Before joining The Charles Schwab Corporation, Mr. Dodds served in the treasury departments of Gulf Oil and Exxon. He was initially recommended to become a member of our Board of Directors by a professional services firm that has an existing relationship with the Company.

Mr. Feld was appointed Chief Executive Officer and President of the Company in October 2005. From August 1999 until October 2005, Mr. Feld was President, Chief Executive Officer and Chairman of the Board of Directors of PCA International, Inc., the largest North American operator of portrait studios focused on serving the discount retail market. From November 1998 to June 1999, Mr. Feld was President and Chief Operating Officer of Vista Eyecare, Inc., a specialty eyecare retailer. He joined Vista Eyecare as a result of its acquisition of New West Eyeworks, Inc., where he had been serving as President and a director since May 1991 and as Chief Executive Officer and a Director since February 1994. From 1987 to May 1991, Mr. Feld was with Frame-n-Lens Optical, Inc., where he served as its president prior to joining New West. Prior to that, he served in various senior management positions at Pearle Health Services for 10 years and, for a number of years, he served as an acquisition and turnaround specialist for optical retail groups acquired by Pearle.

Mr. Gurr served as Interim President and Chief Operating Officer of Cost Plus, Inc. from March 2005 until October 2005. Since September 2004, Mr. Gurr has also been serving as Director and President of Make Believe Ideas, Inc., a start-up publisher of children’s books. From January 2002 until July 2003, Mr. Gurr served as the President of Quarto Holdings, Inc., a leading international co-edition publisher. From April 1998 to July 2001, Mr. Gurr served as President and a director of Dorling Kindersley Publishing Inc., a publisher of illustrated books, videos and multi-media products. From September 1991 to February 1998, Mr. Gurr served as President and Chief Executive Officer of Lauriat’s Books, Inc., an operator of various bookstore chains. From November 1995 until June 1997, Mr. Gurr served as President and Chief Executive Officer of Chadwick Miller, Inc., an importer and wholesaler of housewares and gifts. Mr. Gurr is also a director of Hastings Entertainment, Inc., a leading multimedia entertainment retailer.

Ms. Robbins is currently an independent management consultant. Ms. Robbins was the Director of Product Development for Jack Nadel, Inc. from 1997 to 2002, a national direct response promotion agency specializing in creative marketing and merchandise solutions. From 1996 to 1997, she was the Executive Vice President and General Merchandise Manager, responsible for merchandising, marketing and advertising, for House of Fabrics, Inc., which operated sewing and craft stores throughout the United States. From 1995 to 1996, she was the Vice President of merchandising for Sport Chalet Inc., a sporting goods retailer. From 1976 to 1993 Ms. Robbins served in capacities of increasing responsibility at Carter Hawley Hale culminating in her appointment as Senior Vice President and General Merchandise Manager. While at Carter Hawley Hale she also served as General Merchandise Manager, Director of Merchandise Planning and Administration, and Leadership and Management Instructor at the Corporate Center for Education.

Mr. Roberts was appointed Chairman of the Board in March 2005. Mr. Roberts served as President of F.M. Roberts & Company, Inc., an investment-banking firm he established in 1980, for more than 20 years. Mr. Roberts has over 30 years of investment banking experience including executive corporate finance positions with Lehman Brothers, Loeb, Rhoades & Co., E.F. Hutton & Co. and Cantor, Fitzgerald & Co., Inc. Mr. Roberts served as 1993 Chairman of the Board of Governors of the National Association of Securities Dealers, which at that time owned and operated The Nasdaq Stock Market. From 1994 to 1996, he was a member of the Nasdaq Board of Directors and its Executive Committee. Mr. Roberts also serves as a director of Too, Inc, a specialty retailer of branded apparel and lifestyle products for girls.

PROPOSAL TWO

AMENDMENT OF THE 2004 STOCK PLAN

The 2004 Stock Plan (the “2004 Stock Plan”) was adopted by our Board of Directors in May 2004 and approved by our shareholders in July 2004 for a term of 10 years. Our Board of Directors believes that long-term incentive compensation programs align the interests of management, employees and the shareholders to create long-term shareholder value. The Board believes that plans such as the 2004 Stock Plan increase the Company’s ability to achieve this objective by allowing for several different forms of long-term incentive awards, which the Board believes will help us recruit, reward, motivate and retain talented personnel. The 2004 Stock Plan provides for the grant of options to purchase shares of our common stock, stock appreciation rights (“SARs”), restricted stock, performance shares, performance units, and deferred stock units (each referred to herein as “awards”) to employees and consultants of Cost Plus. As of April 27, 2006, there were approximately 6,000 employees (including officers) eligible to participate in the 2004 Stock Plan, however, the Company only granted stock options to 102 employees in fiscal 2005.

Under the terms of the 2004 Stock Plan, the exercise price of each stock option is the market value of our common stock on the date of grant. Stock options have a maximum term of 10 years but terminate earlier if the individual ceases to serve as an employee. As of April 27, 2006, options to purchase 1,061,000 shares were issued and outstanding under the 2004 Stock Plan, and no options to purchase shares had been exercised. In addition, targets of 44,625 performance shares up to maximum awards of 89,250 performance shares were made under the 2004 Stock Plan, no performance shares had been issued pursuant to any performance share grants, and awards of 473,143 shares remained available for future grants. As of April 27, 2006, the closing price of our common stock was $17.32 per share.

In February 2006, our Board of Directors approved a proposal to amend the 2004 Stock Plan to increase the shares reserved for issuance thereunder by 1,000,000 shares. We are seeking shareholder approval of this proposed amendment to the 2004 Stock Plan.

Please see the summary of the 2004 Stock Plan below.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast will be required to approve the amendment to the 2004 Stock Plan.

Our executive officers have an interest in this proposal as they may receive awards under the 2004 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2004 STOCK PLAN TO INCREASE THE SHARES RESERVED THEREUNDER BY 1,000,000 SHARES.

Summary of the 2004 Stock Plan (including proposed amendment to reserve an additional 1,000,000 shares for issuance)

The essential features of the 2004 Stock Plan are summarized below.

General. The purposes of the 2004 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees and consultants, and promote the success of our business.

Administration. The 2004 Stock Plan may be administered by our Board of Directors or a committee, which our Board of Directors may appoint from among its members (the “Administrator”). Subject to the provisions of the 2004 Stock Plan, the Administrator has the authority to: (i) interpret the plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the 2004 Stock Plan; (iii) select the persons to whom awards are to be granted; (iv) subject to individual fiscal year limits applicable to each type of award, determine the number of shares to be made subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) determine the terms and conditions applicable to awards generally and of each individual award (including the provisions of the award agreement to be entered into between the Company and the grantee); (vii) amend any outstanding award subject to applicable legal restrictions (except repricing an option or SAR, unless shareholder approval is obtained); (viii) authorize any person to execute, on our behalf, any instrument required to effect the grant of an award; (ix) approve forms of agreement for use under the Plan; (x) allow participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise, vesting of an award (or distribution of a deferred stock unit) that number of shares or cash having a fair market value equal to the minimum amount required to be withheld; and (xi) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2004 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Reserved Shares. The maximum number of shares that may be subject to awards under the 2004 Stock Plan is 2,800,000 shares, which includes 1,000,000 new shares, 900,000 existing shares, up to 100,000 remaining shares available for grant under our 1995 Stock Option Plan, and up to 800,000 shares subject to outstanding options under our 1995 Stock Option Plan if they expire unexercised. However, no more than 30% of the shares available for issuance under the 2004 Stock Plan as of July 1, 2004 and shares subsequently added to the 2004 Stock Plan by virtue of options expiring under the 1995 Stock Plan may be granted pursuant to awards with an exercise price or purchase price that is less than 100% of fair market value on the date of grant.

Eligibility. The 2004 Stock Plan provides that awards may be granted to our employees and consultants. Incentive stock options may only be granted to employees. Any participant who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a “10% Shareholder”) is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant.

Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options and stock appreciation rights granted to such persons, the 2004 Stock Plan provides that no participant may be granted options and SARs to purchase more than 300,000 shares of common stock in any fiscal year.

We have designed the 2004 Stock Plan so that it permits us to also issue other awards that qualify as performance-based under Section 162(m) of the Code. Thus, the Administrator may make performance goals applicable to a participant with respect to an award.

The Administrator, in its discretion, may make performance goals applicable to a participant with respect to an award. At the Administrator’s discretion, one or more of the following performance goals may apply: annual revenue, cash position, earnings per share, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, and total shareholder return, all as determined in accordance with accounting principles generally accepted in the United States.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the 2004 Stock Plan. The Administrator determines the exercise price of options at the time the options are granted. However, excluding options issued to 10% shareholders, the exercise price of an incentive stock option must not be less than 100% of the fair market value of the common stock on the date the option is granted, and the exercise price of a nonstatutory option shall be determined by the administrator of the 2004 Stock Plan but may not be less than 25% of the fair market value of the common stock on the date the option is granted. As our common stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted. In addition, no option granted under the 2004 Stock Plan may be repriced without shareholder approval, including by means of an exchange for another award.

The term of an option may not exceed 10 years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) thirty days following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, or shares of our common stock, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the 2004 Stock Plan. The Administrator, subject to the terms of the 2004 Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2004 Stock Plan; provided, however, that the term of a stock appreciation right may not exceed 10 years and no stock appreciation right may be repriced without shareholder approval, including by means of an exchange for another award.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) thirty days following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Subject to the terms and conditions of the 2004 Stock Plan, restricted stock may be granted to our employees and consultants at any time and from time to time at the discretion of the Administrator. The Administrator shall have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 200,000 shares in any of Cost Plus’s fiscal years. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the underlying shares.

Each restricted stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten (10) years following the date of grant.

Performance Shares. Subject to the terms and conditions of the 2004 Stock Plan, performance shares may be granted to our employees and consultants at any time and from time to time as shall be determined at the discretion of the Administrator. The Administrator shall have complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any service provider and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. However, no participant shall be granted a performance share award covering more than 200,000 units of performance shares in any of Costs Plus’s fiscal years. Each performance share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

Performance Units. Performance units are similar to performance shares, except that they shall be settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the 2004 Stock Plan shall not be diminished as a result of the settlement of a performance unit. Each performance unit grant shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator. However, no participant shall be granted a performance unit award covering more than $1,000,000 in any of Cost Plus’s fiscal years, except that a newly hired participant may receive a performance unit award covering up to $2,000,000.

Deferred Stock Units. Deferred stock units shall consist of a restricted stock, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of award.

Non-Transferability of Awards. Unless determined otherwise by the Administrator, an award granted under the 2004 Stock Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an award granted under the 2004 Stock Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.

Acceleration upon Death. In the event that a participant dies while a service provider, 100% of his or her awards shall immediately vest.

Change of Control. In the event of a change of control of the Company, each outstanding award granted under the 2004 Stock Plan shall become fully vested. Cost Plus also may elect to take certain other actions in the event of our change of control, including accelerating, terminating and canceling outstanding awards in exchange for a per share payment for each share subject to the outstanding awards equal to the number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the change of control, reduced in some cases by the per share strike price. We may also elect to have deferred stock units assumed by the acquirer for distribution according to their existing distribution schedule.

Capitalization Changes. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in our capital structure, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the 2004 Stock Plan, the individual fiscal year limits applicable to restricted stock, performance share awards, SARS and options, the number and class of shares of stock subject to any award outstanding under the 2004 Stock Plan, and the exercise price of any such outstanding option or SAR or other award. Any such adjustment shall be made upon approval of the Compensation Committee of our Board of Directors, whose determination shall be conclusive.

Amendment, Suspensions and Termination of the 2004 Stock Plan. Our Board of Directors may amend, alter, suspend or terminate the 2004 Stock Plan at any time, except that shareholder approval is required for any amendment to the 2004 Stock Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2004 Stock Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The 2004 Stock Plan will terminate in April 2014, unless our Board of Directors terminates it earlier.

Number of Awards Granted to Employees and Consultants

The number of awards that an employee or consultant may receive under the 2004 Stock Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to awards granted under the 2004 Stock Plan from January 30, 2005, the beginning of our last fiscal year, to April 27, 2006, (ii) the average per share exercise price of such options, (iii) the aggregate number of awards of performance shares granted under the 2004 Stock Plan from January 30, 2005, the beginning of our last fiscal year, to April 27, 2006; and (iv) the dollar value of such performance shares based on $17.00 per share, which was the fair market value of our common stock on the date of grant.

Name of Individual or Group	Number of Options Granted	Average Exercise Price	Maximum Number of Performance Shares Granted (1)	Value of Performance Shares
Barry J. Feld (2)	200,000	$15.34	26,250	$446,250
Murray H. Dashe	—	—	—	—
Danny W. Gurr (3)	—	—	—	—
Theresa A. Strickland	20,000	26.88	—	—
John J. Luttrell	20,000	26.88	—	—
Michael J. Allen	43,500	22.71	7,000	119,000
Joan S. Fujii	26,000	22.88	7,000	119,000
All executive officers, as a group	521,500	18.94	65,250	1,109,250
All employees who are not executive officers, as a group	586,000	23.10	24,000	408,000

(1)	Performance shares will be earned based on the Company achieving certain threshold levels of comparable store sales growth and income from operations during the performance period, which is fiscal 2006. The actual number of performance shares earned will depend on how actual performance compares to target performance. This table sets forth the maximum number of performance shares that may be earned.
(2)	Mr. Feld also received options to purchase 12,000 shares of Common Stock in fiscal 2005 under the 1996 Director Option Plan.
(3)	Mr. Gurr received options to purchase 12,000 shares of Common Stock in fiscal 2005 and options to purchase 10,000 shares of Common Stock in February 2006 under the 1996 Director Option Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2004 Stock Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2004 Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the 2004 Stock Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2004 Stock Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2004 Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the Plan) are not entirely clear.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2004 STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Accounting Treatment

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) in the first quarter of fiscal 2006. SFAS 123(R) requires the estimated fair market value of all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the statement of operations. Share-based compensation expense to be recognized would include the estimated expense for all stock awards granted on and subsequent to January 29, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R), and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 29, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123.

Stock Issuances. We are unable to determine the benefits or amounts under the 2004 Stock Plan that will be received by or allocated to our executive officers named in the Summary Compensation Table of the Executive Compensation or other employees.

PROPOSAL THREE

AMENDMENT OF THE 1996 DIRECTOR OPTION PLAN

The 1996 Director Option Plan (the “Director Plan”) was adopted by our Board of Directors and approved by our shareholders in March 1996 for a term of 10 years. The term of the Director Plan was extended by 10 years to March 31, 2016 in 2005. Our Board of Directors believes that the Director Plan serves as an incentive to current directors, helps align their interests with those of our shareholders, and is an important factor in attracting and retaining qualified persons willing to serve on our Board of Directors.

Under the terms of the Director Plan, the exercise price of each option is the market value of our common stock on the date of grant. In addition, these options have maximum terms of 10 years but terminate earlier if the individual ceases to serve as a director. A cumulative total of 503,675 shares of our common stock have been reserved for issuance under the Director Plan. As of April 27, 2006, options to purchase 343,991 shares were issued and outstanding under the Director Plan, options to purchase 128,968 shares of our common stock had been exercised, and options to purchase 30,715 shares remained available for future grants. As of April 27, 2006, the closing price of our common stock was $17.32 per share.

In February 2006, our Board of Directors approved a proposal to amend the Director Plan to increase the shares reserved for issuance thereunder by 200,000 shares. We are seeking shareholder approval of the proposed amendment to the Director Plan.

In our fiscal year ended January 28, 2006, our non-employee directors each received grants under the Director Plan of options to purchase 12,000 shares of our common stock at an exercise price of $26.88. In February 2006, our non-employee directors each received grants under the Director Plan of options to purchase 10,000 shares of common stock at an exercise price of $19.17.

Required Vote

The proposed amendment of the Director Plan requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1996 DIRECTOR OPTION PLAN TO INCREASE THE SHARES RESERVED THEREUNDER BY 200,000 SHARES.

Summary of the 1996 Director Option Plan (including proposed amendment to reserve an additional 200,000 shares for issuance)

The essential features of the Director Plan are summarized below. Capitalized terms used herein and not defined shall have the meanings set forth in the Director Plan.

Purpose. The purposes of the Director Plan are to attract and retain the best available individuals for service as non-employee directors of Cost Plus, to provide additional incentive to the non-employee directors and to encourage their continued service on our Board of Directors.

Administration. The Director Plan is administered by our Board of Directors or our Compensation Committee (the “Committee”). All grants of options under the Director Plan are subject to the discretion of the Committee pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by our Board of Directors, whose decisions are final and binding upon all participants.

Reserved Shares. The maximum number of shares that may be subject to option grants under the Director Plan is 703,675 shares.

Eligibility. Options under the Director Plan may be granted only to non-employee directors or their assignees. We currently have four non-employee directors, all of whom have been nominated for re-election at our 2006 Annual Meeting of Shareholders.

Terms of Options. The specific terms of each option granted under the Director Plan are determined by the Committee. Each option granted under the Director Plan is evidenced by a written stock option agreement between Cost Plus and the optionee. Options are generally subject to the terms and conditions listed below.

Exercise of the Option. Options granted under the Director Plan expire as determined by the Committee, but in no event later than 10 years from the date of grant. Optionees may exercise their options by giving written notice of exercise to Cost Plus specifying the number of full shares of common stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in cash, check, certain other shares of our common stock, pursuant to a “cashless” exercise program or any combination of the foregoing payment methods.

Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is 100% of the fair market value per share of our common stock on the date of grant of the option. The fair market value is determined by the closing price on the Nasdaq National Market on the date of the grant of the option.

Termination of Continuous Status as Director. If an optionee ceases to serve as a director, he or she may, but only within six months after the date he or she ceases to be a director, exercise his or her option to the extent that he or she was entitled to exercise it at the date of such termination (but in no event later than the expiration of its term). To the extent that he or she was not entitled to exercise the option at the date of such termination, or if he or she does not exercise such option within the time specified, the option terminates.

Disability or Death. In the event that a director is unable to continue the director’s service as such with us as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code) or if an optionee should die while a director, the director or his or her estate may, but only within 12 months from the date of termination due to disability or death, exercise the option to the extent the director was entitled to exercise the option at the date of such termination (but in no event later than the expiration of its term). To the extent that the director was not entitled to exercise the option at the date of such termination, or if the director or his or her estate does not exercise such option within the time specified, the option terminates.

Liquidation or Dissolution. In the event of our proposed liquidation or dissolution, options under the Director Plan shall terminate.

Merger or Asset Sale. In the event of our merger or the sale of substantially all of our assets, each option may be assumed or an equivalent option substituted by the successor corporation. If the successor does not agree to assume or substitute the option, each option shall also become fully vested and exercisable for a period of 30 days from the date our Board of Directors notifies the optionee, after which period the option shall terminate. If, after the assumption or substitution of the options, the director does not continue as a director of Cost Plus or the successor corporation other than as a result of a voluntary resignation, the option will become fully vested and exercisable and remain exercisable for six months after the end of the directorship.

Capitalization Changes. In the event of any changes made in our capitalization which result in an exchange of common stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as the number of shares reserved for issuance under the Director Plan.

Nontransferability of Option. Options granted pursuant to the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by our Board of Directors.

Amendment, Suspensions and Termination of the Director Plan. Our Board of Directors may amend, alter, suspend or terminate the Director Plan at any time, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of any optionee under any grant theretofore made without such optionee’s consent. In addition, to the extent necessary and desirable to comply with any applicable law or regulation, we shall obtain shareholder approval of any amendment to the Director Plan in such a manner and to such a degree as required. The Director Plan will terminate in March 2016, unless our Board of Directors terminates it earlier.

Number of Options Granted to Non-Employee Directors

The number of options that a director may receive under the Director Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Director Plan from January 30, 2005, the beginning of our last fiscal year, to April 27, 2006, and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Exercise Price
Joseph H. Coulombe	22,000	$23.37
Barry J. Feld (1)	12,000	26.88
Danny W. Gurr	22,000	23.37
Kim D. Robbins	22,000	23.37
Frederic M. Roberts	22,000	23.37
All executive officers, as a group	12,000	26.88
All directors who are not executive officers, as a group	100,000	23.80
All employees who are not executive officers, as a group	—	—

(1)	Mr. Feld also received options to purchase 200,000 shares of Common Stock in fiscal 2005 under the 2004 Stock Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of options granted under the Director Plan. Tax consequences for any particular individual may be different.

Options. Options granted pursuant to the Director Plan are “nonstatutory options” and will not qualify for any special tax benefits to the optionee.

An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under Section 16(b) of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days after the date of exercise.

Upon a resale of shares acquired pursuant to an option under the Director Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as short-term or long-term capital gain or loss, depending on the holding period.

Tax Effect for Us. We will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. We are not required to withhold any amount for tax purposes on any such income included by the optionee.

Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Options granted under the Director Plan with a deferral feature will be subject to the requirements of Section 409A. If an option is subject to and fails to satisfy the requirements of Section 409A, the recipient of that option may recognize ordinary income on the amounts deferred under the option, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an option that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to options issued under the Plan) are not entirely clear.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE DIRECTOR PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the financial statements of our company for the current fiscal year ending February 3, 2007 and recommends that the shareholders ratify this selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Related Fees for Fiscal Years 2005 and 2004

The aggregate professional fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for the audit of our annual financial statements for fiscal 2005 and 2004 and fees billed or to be billed for audit related services, tax services and all other services rendered by Deloitte for these periods are as follows:

	2005	2004
Audit fees (1)	$861,812	$883,131
Audit related fees (2)	28,484	16,775
Tax fees (3)	—	—
All other fees	—	—

Total Fees:	$890,296	$899,906

(1)	Audit Fees—These are fees for professional services performed by Deloitte and include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Deloitte’s own audit of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees—These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. Audit related services consist of consultation on various accounting matters.
(3)	Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. Deloitte performed no such services for us in fiscal 2004 or 2005.

The Audit Committee pre-approved all audit services, audit related services, tax services and other services and concluded that the provision of such services by Deloitte was compatible with maintaining auditor independence. The Audit Committee’s current practice is to consider and approve in advance all proposed audit and non-audit services to be provided by our independent registered public accounting firm.

Required Vote

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended January 28, 2006.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Cost Plus’s financial statements, Cost Plus’s accounting policies and procedures, its compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Cost Plus’s internal audit function and independent registered public accounting firm, disclosure controls and procedures and risk assessment and risk management. The Audit Committee manages Cost Plus’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cost Plus for such advice and assistance.

Cost Plus’s management has primary responsibility for preparing Cost Plus’s financial statements and maintaining Cost Plus’s financial reporting process. Cost Plus’s independent registered public accounting firm, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of Cost Plus’s audited financial statements with accounting principles generally accepted in the United States. We monitor and review these processes, as well as the integrity of Cost Plus’s consolidated financial statements and its system of internal controls. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we:

•	reviewed and discussed Cost Plus’s audited consolidated financial statements for the fiscal year ended January 28, 2006 with management and Deloitte & Touche LLP;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees);

•	received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte & Touche LLP their independence from Cost Plus; and

•	reviewed management’s report on internal controls as well as the independent registered public accounting firm’s report to the Company as to its review of the effectiveness of Cost Plus’s internal controls as required under Section 404 of the Sarbanes-Oxley Act.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that Cost Plus’s audited consolidated financial statements for the fiscal year ended January 28, 2006 be included in Cost Plus’s Annual Report on Form 10-K.

The Audit Committee*

Joseph H. Coulombe, Chairman

Barry J. Feld

Kim D. Robbins

Thomas D. Willardson

*	On February 6, 2006, Mr. Willardson resigned from the Audit Committee and was replaced by Mr. Roberts. Mr. Feld served as a member of the Audit Committee from March 5, 2005 until October 24, 2005, at which time he was succeeded by Ms. Robbins.

REPORT OF THE COMPENSATION COMMITTEE

The information in the following report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of independent directors. Until October 2005, the Committee was composed of Fredric M. Roberts, Chairman, Barry J. Feld and Kim D. Robbins. Mr. Feld resigned from the Committee in October 2005 when he became Chief Executive Officer and President of the Company. The Committee is responsible to the Board of Directors for reviewing and approving the compensation program elements, salary levels, incentive compensation and benefit plans for the Chief Executive officer and for the other executive officers of the Company.

Compensation Philosophy

The objectives of our executive compensation program are:

•	to align compensation with our performance in meeting both short-term and long-term business objectives and with the interests of our shareholders;

•	to enable us to attract, retain and reward leaders who are key to our continued successful growth; and

•	to reward high levels of performance, with pay-at-risk increasing at higher levels of the organization.

Compensation Program for Fiscal 2005

We annually review the compensation of our executive officers on the basis of each executive’s responsibility, position and level of experience. In conducting our review, a compensation consulting firm provides us with competitive peer company compensation survey data that we consider in making our final determinations. The sources for this data were a focused industry-specific peer group of 11 companies, a peer group of similarly-sized companies with low margin and significant international operations, and a position-specific published survey analysis. Our total direct compensation program consists of base salary, annual cash incentive opportunity (the “Management Incentive Plan”) and long-term equity-based incentive opportunity, as follows:

•	The base salary structure is targeted at median competitive levels. For most of our executives, we maintained base salaries for fiscal 2005 at levels existing in late 2004.

•	The Management Incentive Plan rewards the achievement of short-term operational goals based on our achievement of targets for the full fiscal year that are established near the beginning of the fiscal year. For fiscal 2005 these targets consisted of specified levels of comparable store sales, return on invested capital and earnings per share, weighted equally. We assigned each executive a target bonus amount expressed as a percentage of salary. Depending on the Company’s performance against the financial targets, actual awards can vary from no award if performance is below established thresholds to 200% of the target bonus for exceptional performance by the Company. We believe that target bonus awards, in combination with base salaries, provide total cash compensation opportunities at approximately median competitive levels. Cash compensation increases above median levels for actual performance exceeding target levels and decreases below median levels for actual performance below target levels. In addition to the Management Incentive Plan, in November 2005 we approved a special incentive bonus for the fourth fiscal quarter at the rate of 10% of each executive’s target bonus that would be payable if the Company achieved a specified increase in same store sales for the fourth fiscal quarter. The performance targets under both of the bonus programs were not met and no bonuses were paid to our executive officers for fiscal 2005.

•	We provide long-term incentive opportunities through annual option grants under our 2004 Stock Plan, at levels that we believe deliver total direct compensation at the median of the industry-specific peer group.

The Company has also entered into employment severance agreements with its executive officers. We believe that these agreements are an important factor in attracting and retaining our key executives. These agreements provide for payments to the executive in certain circumstances upon their involuntary termination, including termination following a change of control of the Company. A more complete description of these agreements can be found in the Executive Compensation section of this Proxy Statement under the caption “Employment and Related Agreement; Change-in-Control Arrangements.”

The Company has maintained a nonqualified deferred compensation plan for executive officers and other highly compensated employees of the Company. The purpose of the plan was to provide a tax-deferred capital accumulation program through the deferral of salary and bonuses for a select group of participants. The amount of deferred compensation for each participant in the plan was credited to a recordkeeping account and each participant was 100% vested in his or her entire account at all times. Effective March 1, 2006, the Company amended the plan to freeze all contributions to the plan and to pay all accounts to participants in a lump sum as soon as administratively practicable following February 28, 2007. The Company is terminating the plan due to the complexities and restrictions imposed on such plans by Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act.

Chief Executive Officer Compensation for Fiscal 2005

We generally use the factors and criteria described above for our executive officers in establishing the compensation of our Chief Executive Officer. For fiscal 2005, the base salary of Murray Dashe, our former Chief Executive Officer, was unchanged from fiscal 2004 at $575,000 per year. Mr. Dashe’s employment with the Company terminated in March 2005, and as a result he did not receive a stock option grant in 2005. Under the terms of his Employment Agreement, upon termination he became entitled to receive the following: (i) continuing payment of his base salary for two years from the date of termination; (ii) a lump-sum payment of his target bonus for fiscal 2005, which amounted to $345,000; (iii) continued participation for himself and his covered dependents, at no additional after-tax cost to him, that he would have had as an employee in all welfare plans for 24 months from termination, to the extent he is eligible under such plans; (iv) acceleration of the vesting of all of his stock options; and (v) accrued salary, bonus and unused vacation through the date of termination.

From March 9, 2005 until October 24, 2005, one of our directors, Danny Gurr, served as interim President and Chief Operating Officer of the Company, for which he was compensated at the rate of $1,250 per day of services in addition to his fees for services as a director of the Company. He received a total of $55,000 for his services as interim President and Chief Operating Officer.

On October 24, 2005 Barry J. Feld, a member of our Board of Directors, became Chief Executive Officer and President and ceased to be compensated as a director. We negotiated the terms of his employment, and the Company entered into an employment agreement with him. Mr. Feld’s employment agreement provides for a four-year employment term, subject to the Company’s right to terminate it earlier. Mr. Feld’s initial base salary is $675,000 per year, which we will review on an annual basis. Mr. Feld is eligible for an annual performance bonus of no less than 70% of his base salary upon achievement of financial and other goals as determined by the Board or Compensation Committee. Additionally, he is eligible for an annual bonus above the target percentage upon exceptional achievement in exceeding the established financial goals. Mr. Feld was also granted an option on the commencement of his employment to purchase 200,000 shares of common stock under our 2004 Stock Plan. The exercise price of the option is $15.34 per share (the market price of the common stock on the date of grant), has a seven year term and will vest at a rate of twenty-five percent (25%) per year on the anniversary of the grant date. Furthermore, Mr. Feld’s contract provides that in the event that the severance payments and other benefits provided for in the agreement or otherwise payable to him constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Feld will be paid the amount of the excise tax as well as an additional amount sufficient to pay his federal and state income taxes arising from all such payments.

In determining Mr. Feld’s cash and equity compensation, the Committee used data provided by our compensation consultant. The market data were a composite of published retail industry survey data and selected retail industry peer group data. The Committee positioned Mr. Feld’s compensation at approximately the median of the composite market data, consistent with the Company’s current compensation philosophy. The committee believes Mr. Feld’s compensation is appropriately positioned relative to competitive market data.

In connection with Mr. Feld’s relocation, the Company provided Mr. Feld with certain relocation benefits. Recognizing the higher cost of housing in the San Francisco Bay Area (compared to North Carolina, his previous residence), Mr. Feld received a one-time payment of $750,000 upon accepting the offer. In the event that Mr. Feld voluntarily resigns from his employment prior to the end of the four-year term, the employment agreement provides that Mr. Feld will reimburse a pro rata portion of this payment. In addition, Mr. Feld’s contract provides him with payment of the reasonable cost of temporary housing for up to 18 months while he is seeking a new residence, reimbursement of travel expenses during this period, reasonable moving costs and reimbursement for the income taxes associated with these payments. The Company will pay Mr. Feld $4,000 per month when he purchases a new residence to cover the cost of two mortgages until such time as he sells his previous residence.

A more complete description of Mr. Feld’s employment agreement, including obligations upon termination of his employment, can be found in the Executive Compensation section of this Proxy Statement under the caption “Employment and Related Agreements; Change-in-Control Arrangements”.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under Section 162(m), the Company may deduct such compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as qualification as the compensation as “performance based compensation” under the Section 162(m) rules).

While our base salary and bonus programs do not presently qualify as “performance based compensation” under the rules discussed above, our shareholders have approved the Company’s 2004 Stock Plan, which allows the Company to grant stock options and full value awards, such as awards of restricted stock, restricted stock units, performance shares and performance units. We believe that such awards should qualify as performance-based compensation under Section 162(m).

* * * * *

We believe that the aforementioned compensation policies and structures provide the necessary discipline to properly align our corporate economic performance and the interest of our shareholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

The Compensation Committee

Fredric M. Roberts, Chairman

Kim D. Robbins

Barry J. Feld*

*	Mr. Feld resigned from the Compensation Committee upon becoming Chief Executive Officer and President in October 2005 and did not participate as a member of the Committee in the negotiations surrounding his employment agreement.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, no member of the Compensation Committee was an officer or employee or former officer or employee of Cost Plus or any of its subsidiaries. No member of the Compensation Committee or executive officer of Cost Plus served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure in this section.

EXECUTIVE COMPENSATION

The table below sets forth information for the three most recently completed fiscal years concerning the compensation of those individuals who served as our Chief Executive Officer or in a similar capacity and our four other most highly compensated executive officers in the fiscal year ended January 28, 2006:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award ($)	Securities Underlying Options (#)		All Other Compensation ($)
Barry J. Feld (1) Chief Executive Officer and President	2005 2004 2003	168,750 — —	— — —	46,500 — —	(1)	— — —	212,000 — —	(1)	764,961 — —	(1)

Murray H. Dashe (2) Chairman, Chief Executive Officer and President	2005 2004 2003	55,288 575,000 565,384	— 60,825 100,000	— — —		— — —	— 75,000 75,000		864,712 — —	(2)

Danny W. Gurr (3) Interim President and Chief Operating Officer	2005 2004 2003	— — —	— — —	184,000 — —	(3)	— — —	12,000 — —	(3)	— — —

Theresa A. Strickland (4) Executive Vice President, Merchandising and Marketing	2005 2004 2003	375,000 260,098 —	— 25,698 —	— — —		— — —	20,000 20,000 —		— — —

John J. Luttrell (5) Executive Vice President and Chief Financial Officer	2005 2004 2003	309,615 300,000 250,192	— 45,150 111,786	— — —		— — —	20,000 25,000 15,000		— — —

Michael J. Allen Executive Vice President, Store Operations	2005 2004 2003	296,538 245,577 212,114	— 33,092 46,326	— — —		— — —	20,000 12,500 10,000		— — —

Joan S. Fujii Executive Vice President, Human Resources	2005 2004 2003	255,000 229,289 208,078	— 13,757 50,001	— — —		— — —	12,500 12,500 10,000		— — —

(1)

Mr. Feld’s became Chief Executive Officer and President of the Company on October 24, 2005. Prior to that date he served as a member of the Company’s Board of Directors. Mr. Feld continues to serve as a director but receives no compensation for services in that capacity. “Other Annual Compensation” for Mr. Feld consists of fees he received for services as a director before he became Chief Executive Officer and President. “Securities Underlying Options” includes director options to purchase 12,000 shares of common stock and options to purchase 200,000 shares of common stock granted to him when his employment with the Company commenced. “All Other Compensation” consists of a one-time payment of $750,000 related to housing differential costs and reimbursement of other expenses associated with his relocation.

(2)	Mr. Dashe’s employment with the Company terminated on March 8, 2005, but pursuant to the terms of his employment agreement he continues to receive salary and benefits (see “Employment and Related Agreements; Change in Control Arrangements” below). “All Other Compensation” for Mr. Dashe consists of $519,712 in salary continuation payments he received through January 28, 2006 and a lump sum payment of 100% of his fiscal year 2005 target bonus in the amount of $345,000.
(3)	Mr. Gurr served as Interim President and Chief Operating Officer from March 9, 2005 until October 24, 2005 for which he was compensated at the rate of $1,250 per day of services provided. Mr. Gurr is also a member of the Board of Directors. “Other Annual Compensation” for Mr. Gurr consists of $55,000 he received in consulting fees for his service as Interim President and Chief Operating Officer, and an aggregate of $129,000 in director fees. The latter amounts includes $69,000 in regular director fees and $60,000 for services he provided as Chairman of the Nominating Committee in the Company’s search for a new Chief Executive Officer. “Securities Underlying Options” for Mr. Gurr reflects options he received for services as a director.
(4)	Ms. Strickland’s employment with the Company terminated on March 27, 2006.
(5)	Mr. Luttrell’s employment with the Company terminated on December 9, 2005.

The table below provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended January 28, 2006 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Option Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($ /Share) (2)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (3)
Name						5% ($)	10% ($)
Barry J. Feld	200,000		32.2%	15.34	10/25/2012	1,248,984	2,910,664
	12,000	(4)	*	26.88	3/31/2012	202,856	514,078
Murray H. Dashe	—		—	—	—	—	—
Danny W. Gurr	12,000	(4)	*	26.88	3/31/2012	202,856	514,078
Theresa A. Strickland	20,000		3.2	26.88	3/31/2012	321,479	830,340
John J. Luttrell	20,000		3.2	26.88	3/31/2012	321,479	830,340
Michael J. Allen	20,000		3.2	26.88	3/31/2012	321,479	830,340
Joan S. Fujii	12,500		2.0	26.88	3/31/2012	200,924	518,962

*	Not meaningful
(1)	We granted options to employees to purchase a total of 620,500 shares of our common stock during the fiscal year ended January 28, 2006.
(2)	Except as otherwise indicated, all options were granted pursuant to the 2004 Stock Plan at the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The options have terms of seven years and vest as to one-fourth (1/4) of the shares subject to the option each year on or near the anniversary of the grant date such that the option shall be fully vested four (4) years from the grant date.
(3)	Potential realizable value is net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect our estimate of future stock price growth.
(4)	Granted to Mr. Feld and Mr. Gurr in their capacities as directors under the 1996 Director Option Plan, which is further described under the caption “Director Compensations” in the Corporate Governance section of this Proxy Statement.

The table below provides the specified information concerning the exercise of options to purchase our common stock in the fiscal year ended January 28, 2006 and the unexercised options held as of January 28, 2006 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in the Money Options at Fiscal Year-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Barry J. Feld (2)	—	—	17,000	226,500	200	940,000
Murray H. Dashe	171,250	600,738	—	—	—	—
Danny W. Gurr (2)	11,939	169,590	45,975	26,500	70,885	—
Theresa A. Strickland	—	—	5,000	35,000	—	—
John J. Luttrell	—	—	—	—	—	—
Michael J. Allen	21,810	283,196	68,076	45,875	84,074	13,660
Joan S. Fujii	—	—	144,906	37,375	663,780	10,245

(1)	Calculated by determining the difference between the fair market value of our common stock on the date of exercise or at January 28, 2006 ($20.04), as applicable, and the exercise price of such options, multiplied by the number of shares.
(2)	For Mr. Feld, all options referred to in excess of options to purchase 200,000 shares were granted to him in his capacity as a director, and for Mr. Gurr all options referred to were granted to him in his capacity as a director.

Equity Compensation Plan Information

The following table sets forth information as of January 28, 2006 about our common stock that may be issuable upon the exercise of options and rights granted to employees, consultants and members of our Board of Directors under all existing equity compensation plans.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and prior to the actions described in this Proxy Statement)
Equity compensation plans approved by shareholders
1995 Stock Option Plan (1)	1,008,413	$26.08	—
1996 Director Option Plan	330,491	27.37	44,215
1996 Employee Stock Purchase Plan (2)	—	—	—
2004 Stock Plan	574,000	22.56	1,049,393
Equity compensation plans not approved by shareholders	—	—	—
Total	1,912,904	$25.24	1,093,608

(1)	The 1995 Stock Option Plan was replaced by the 2004 Stock Plan in July 2005. 100,000 remaining shares available for grant under the 1995 Stock Option Plan were transferred to the 2004 Stock Plan and the 1995 Stock Option Plan was terminated for any new grants. Up to 800,000 shares subject to outstanding options under the 1995 Stock Option Plan may be transferred to the 2004 Stock Plan if they expire without being exercised and as of January 28, 2006 the Company had transferred 623,393 shares.
(2)	The 1996 Employee Stock Purchase Plan was terminated in 2005.

Employment and Related Agreements; Change-in-Control Arrangements

Dashe Employment Agreement

Murray Dashe’s employment terminated as Chief Executive Officer and President and he resigned as a director and Chairman of the Board of Directors on March 8, 2005. Pursuant to his employment agreement dated July 3, 2002, and as a result of his termination, Mr. Dashe was entitled to receive the following payments and benefits: (i) continuing payment of his base salary on the date of departure for two years from termination; (ii) a lump sum payment of 100% of his target bonus for the current fiscal year, which amounted to $345,000; (iii) continued participation for himself and his covered dependents, at no additional after tax cost to him, that he would have had as an employee in all welfare plans for 24 months from termination, to the extent he is eligible under such plans; (iv) acceleration of the vesting of all of his unvested stock options; and (v) accrued salary, bonus and unused vacation through the date of termination. As of the date of his departure, Mr. Dashe had 190,000 unvested stock options that were accelerated, of which he exercised options to purchase 133,750 shares and allowed the remaining options to terminate.

Feld Employment Agreement

We entered into an employment agreement with Barry J. Feld on October 24, 2005 for a four-year employment term, subject to our right to terminate it earlier. The agreement provides that Mr. Feld will receive an initial base salary of $675,000 per year, which will be reviewed on an annual basis and may be increased by the Board. Beginning with the 2006 fiscal year, Mr. Feld will be eligible for an annual performance bonus of no less than 70% of his base salary upon achievement of financial and other goals as determined by the Board or Compensation Committee. Additionally, Mr. Feld will be eligible for an annual bonus above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or

Compensation Committee. The Board or Compensation Committee may increase the target bonus in any subsequent year in their sole discretion. Mr. Feld no longer receives fees for his services as a director.

The agreement further provides for reimbursement of certain relocation expenses in connection with Mr. Feld’s relocation from North Carolina to the San Francisco Bay Area, including a gross-up amount sufficient to cover federal, state and municipal income and employment taxes imposed by virtue of the reimbursement of those expenses. To compensate Mr. Feld for the higher cost of housing in the San Francisco Bay Area, Mr. Feld received a one-time payment of $750,000 upon accepting the offer. In the event that Mr. Feld voluntarily resigns from his employment prior to the end of the four-year term, the agreement provides that Mr. Feld will reimburse the Company a pro rata portion of this payment. In addition, Mr. Feld’s contract provides him with payment of the reasonable cost of temporary housing allowance for up to 18 months while he is seeking a new residence, reimbursement of travel expenses during this period, reasonable moving costs and reimbursement for the income taxes associated with these payments. We also agreed to pay him $4,000 per month when he purchases a new residence to cover the cost of two mortgages until such time as he sells his previous residence.

In the event that we terminate Mr. Feld’s employment involuntarily (other than for cause) or as a result of his death or disability during the term of his employment, Mr. Feld, or his heirs, as the case may be, is entitled to receive his then current base salary for the remainder of the four-year employment term as well as a lump-sum payment of 100% of his target bonus for the year of termination (pro rated to the date of termination). He is also entitled to continued participation in our health, life and disability insurance plans at no additional after-tax cost for the balance of the four-year employment term following the termination to the extent he is otherwise eligible (subject to approval of the our insurance carrier). In addition, in the event of an involuntary termination by us of his employment other than for cause, any unvested stock options held by Mr. Feld will be accelerated and vested in full as of the date of termination.

In the event that Mr. Feld voluntarily terminates his employment with us during the four-year employment term or we terminate it for cause, he will receive no additional benefits other than any accrued benefits.

Furthermore, the agreement provides that in the event that the severance payments and other benefits provided for in the agreement or otherwise payable to Mr. Feld constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Feld will be paid the amount of the excise tax as well as an additional amount sufficient to pay his federal and state income taxes arising from all such payments.

Employment Severance Agreements

Theresa Strickland’s employment as Executive Vice President, Merchandising and Marketing terminated on March 27, 2006. Pursuant to her employment severance agreement dated April 29, 2005, and as a result of her termination, Ms. Strickland is entitled to receive 12 months of severance pay, and a pro rata portion of her fiscal year target bonus, if any, payable under our management incentive plan.

The employment of Patricia Juckett, our former Senior Vice President of Marketing and Advertising, was terminated in April 2005. Pursuant to her employment severance agreement dated March 12, 2004, and as a result of her termination, she received continuing payment of her base salary for six months from her date of termination.

We have also entered into employment severance agreements with the following executive officers: Michael Allen, Joan Fujii, Frank Castiglione, Rayford Whitley and Thomas Willardson. These agreements provide for payments to them in certain circumstances upon their involuntary termination, including termination following a change of control (as such terms are defined below). Each of these agreements provides for (i) 12 months of the employee’s base compensation on a salary continuation basis in the event the employee is involuntarily terminated prior to June 15, 2007; (ii) 18 months of the employee’s base compensation on a salary continuation basis if the employee is involuntarily terminated after a change of control prior to June 15, 2007; and (iii) a pro rata portion of such executive officer’s fiscal year target bonus, if any would have been earned, under the Company’s then effective management incentive plan.

The employment severance agreements discussed in the preceding paragraph define an “involuntary termination” as either our termination of the executive’s employment, other than for cause, or a material reduction in the executive’s salary, employee benefits or responsibilities or duties. A “change of control” is defined as: (i) the acquisition by any person of securities representing 50% or more of the voting power of our outstanding securities; (ii) a change in the composition of the Board of Directors within a two-year period resulting in a minority of incumbent directors; (iii) a merger or consolidation in which our shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity immediately after the transaction; (iv) the sale or disposition of all or substantially all of our assets; or (v) our complete liquidation or dissolution.

Our 2004 Stock Plan provides that in the event of our change of control, as that term is defined in the 2004 Stock Plan, outstanding stock options will become fully vested and will either be exchanged for the same per share consideration other shareholders receive in the sale, less the option exercise price, or become exercisable thereafter for such consideration.

Certain Relationships and Related Transactions

We believe that, except as described above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return for our common stock, the Nasdaq National Market—U.S. Index and the Nasdaq CRSP Retail Group Index from January 31, 2001 through the fiscal year ended January 28, 2006. In preparing the graph it was assumed that: (i) $100 was invested on January 31, 2001 in our common stock at $24.94 per share (adjusted for stock splits), the Nasdaq National Market—U.S. Index and the Nasdaq CRSP Retail Group Index; and (ii) all dividends were reinvested.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following performance graph shall neither be incorporated by reference into any such filings; nor be incorporated by reference into any future filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of March 31, 2006 (except as otherwise indicated) certain information with respect to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

Name and Address (1)	Shares Beneficially Owned	Percentage (2)
Krevlin Advisors, LLC (3) 598 Madison Avenue New York, NY 10022	3,460,395	15.7%

FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	3,248,391	14.7

Franklin Resources, Inc. (5) One Franklin Parkway San Mateo, CA 94403	2,221,697	10.1

Jakup a Dul Jacobsen (6) Sundaborg 7, 104 Reykjavik, Republic of Iceland	2,203,013	7.8

JLF Asset Management (7) 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	1,710,815	6.8

Barrow, Hanley, Mewhinney & Strauss (8) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	1,505,600	6.7

ICM Asset Management, Inc. (9) 601 W. Main Avenue, Suite 600 Spokane, WA 99201	1,468,366	6.7

MFC Global (10) 200 Bloor Street East North Tower 11 Toronto, Ontario Canada	1,344,765	6.1

Barry J. Feld (11)	30,600	*
Murray H. Dashe	—	*
Theresa A. Strickland	—	*
John J. Luttrell	—	*
Michael J. Allen (11)	108,216	*
Joan S. Fujii (11)	161,483	*
Joseph H. Coulombe (11)	35,013	*
Christopher V. Dodds	—	*
Danny W. Gurr (12)	71,233	*
Kim D. Robbins (11)	33,085	*
Fredric M. Roberts (11)	55,918	*
Thomas D. Willardson (11)	10,500	*
All current directors and executive officers as a group (15 persons) (11, 12)	536,948	2.4%

*	Less than 1%

(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown.
(2)	Percentage ownership is based on 22,060,788 shares of common stock outstanding as of March 31, 2006 plus any shares issuable pursuant to the options held by the person or group in question that may be exercised within 60 days of March 31, 2006.
(3)	Reflects ownership as reported on Form 4 filed December 30, 2005 with the SEC by Glenn J. Krevlin. According to such Form 4, Mr. Krevlin is the managing member of a limited liability company that has investment control and owns a minority interest in various private investment funds, including Glenhill Capital LP, Glenhill Capital Overseas Master Fund, L.P. and Glenhill Concentrated Long Master Fund LLC, which own the reported securities.
(4)	Reflects ownership as reported on Schedule 13G filed February 14, 2006 with the SEC by FMR Corp. According to such Schedule 13G, such entity has sole voting power with respect to 169,541 shares and sole dispositive power with respect to 3,248,391 shares.
(5)	Reflects ownership as reported on Schedule 13G filed February 10, 2006 with the SEC by Franklin Resources, Inc. According to such Schedule 13G, such entity is the parent holding company of a group of investment companies or other managed accounts, including Franklin Advisers, Inc. (which has sole voting power with respect to 901,100 shares and sole dispositive power with respect to 1,008,460 shares), Franklin Templeton Portfolio Advisors, Inc. (which has sole voting power and sole dispositive power with respect to 1,212,887 shares), and Franklin Templeton Investments (which has sole voting power and sole dispositive power with respect to 350 shares).
(6)	Reflects ownership as reported on Schedule 13G filed April 3, 2006 with the SEC by Jakup a Dul Jacobsen, Langerinn ehf, and Kaupthing Bank hf. According to such schedule 13G, Jakup a Dul Jacobsen and Langerinn ehf have shared voting power and shared dispositive power with respect to 2,202,400 shares, and Kaupthing Bank has shared voting power and shared dispositive power with respect to 1,342,200 shares. Jakup a Dul Jacobsen has sole voting power and sole dispositive power with respect to 1,213 shares held as custodian for minor child.
(7)	Reflects ownership as reported on Schedule 13G filed February 9, 2006 with the SEC by JLF Asset Management, LLC and Jeffrey L. Feinberg. According to such schedule 13G, JLF Asset Management, LLC and Jeffrey L. Feinberg have shared voting power and shared dispositive power with respect to 1,710,815 shares.
(8)	Reflects ownership as reported on Schedule 13G filed February 7, 2006 with the SEC by Barrow, Hanley, Mewhinney & Strauss. According to such Schedule 13G, such entity has sole voting power with respect to 699,669 shares, shared voting power with respect to 805,931 shares, and sole dispositive power with respect to 1,505,600 shares.
(9)	Reflects ownership as reported on Schedule 13G filed February 8, 2006 with the SEC by ICM Asset Management, Inc. and James M Simmons. According to such schedule 13G, ICM Asset Management, Inc. and James M. Simmons have shared voting power with respect to 845,721 shares and shared dispositive power with respect to 1,468,366 shares.
(10)	Reflects ownership as reported on Schedule 13G filed February 9, 2006 with the SEC by MFC Global. According to such Schedule 13G, such entity is the parent holding company of a group of investment companies or other managed accounts, including MFC Global Investment Management Limited (which has shared voting power and shared dispositive power with respect to 7,865 shares), Independence Investments, LLC (which has sole voting power and sole dispositive power with respect to 783,200 shares), and John Hancock Advisors, LLC (which has shared voting power and shared dispositive power with respect to 553,700 shares).
(11)	Includes shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2006, as follows: Mr. Feld, 25,000; Mr. Allen, 85,201; Ms. Fujii, 159,156; Mr. Coulombe, 35,013; Ms. Robbins, 31,085; Mr. Roberts, 55,918; Mr. Willardson, 10,500; and all directors and executive officers as a group (15 persons), 485,848.
(12)	Includes 4,200 shares registered in the name of Mr. Gurr’s spouse, Vivian Southwell. Also includes 53,975 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 28, 2006, all officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Barry J. Feld Chief Executive Officer and President

Dated: May 17, 2006

PLEASE DETACH PROXY CARD HERE

P R O X Y

COST PLUS, INC.

PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Cost Plus, Inc., a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 17, 2006, and hereby appoints BARRY J. FELD and THOMAS D. WILLARDSON, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of Cost Plus, Inc. to be held on June 22, 2006 at 2:00 p.m., Pacific time, at the Company’s corporate headquarters located at 200 4th Street, Oakland, California 94607 and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present on any of the matters on the reverse side and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS SET FORTH BELOW AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as indicated in this example.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 THROUGH 4.

1.	Election of Directors.	FOR ALL NOMINEES ☐		WITHHELD FROM ALL NOMINEES ☐	3.	To approve an amendment to the Company’s 1996 Director Option Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Nominees: Joseph H. Coulombe, Christopher V. Dodds, Barry J. Feld, Danny W. Gurr, Kim D. Robbins, Fredric M. Roberts
☐ _______________________________________________________________ (Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space above.)					4.	To ratify and approve the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending February 3, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve an amendment to the Company’s 2004 Stock Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐
					MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW				☐

					Date ____________________________________________, 2006

					______________________________________________________ Signature ______________________________________________________ Signature

					(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN and DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.